SECURITY AGREEMENT
This Security Agreement (this “Agreement”) is made and entered into as of September 2, 2026, by and between: STEWARDS, INC., a corporation organized and existing under the laws of the State of Nevada (the “Company”), and ACCRETIV INVESTMENT HOLDINGS INC., a Georgia corporation (the “Secured Party”).

RECITALS
A.Pursuant to that certain Promissory Note dated as of September 2, 2026 (as amended, restated, or otherwise modified from time to time, the “Note”), the Company, as maker, has promised to pay to the order of the Secured Party the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00), together with the Lender Return and other amounts expressly payable under the Note.

B.It is a condition precedent to the Secured Party’s advance under the Note that the Company grant to the Secured Party a junior security interest in certain of its personal property to secure the Obligations.

C.The Company has agreed to execute and deliver this Agreement to induce the Secured Party to fund the Note.

D.The Company has outstanding secured convertible promissory notes in the aggregate principal amount of up to Five Million Dollars ($5,000,000) issued under that certain Note Purchase Agreement dated as of July 23, 2026, which notes are secured by that certain Security Agreement dated as of July 23, 2026 (the “Existing Convertible Note Security Agreement”). The Company and the Secured Party acknowledge that those notes and that security agreement remain outstanding. The security interest granted under this Agreement is junior and subordinate to the liens created by the Existing Convertible Note Security Agreement. This Agreement does not grant a first-priority security interest.
NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I DEFINITIONS
Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Note, as applicable. As used in this Agreement, the following terms shall have the following meanings:
“Collateral” means the property described on Exhibit A attached hereto and made a part hereof. “Event of Default” has the meaning set forth in Article VII of this Agreement.
“Existing Convertible Notes” means the Company’s secured convertible promissory notes outstanding under the Note Purchase Agreement dated as of July 23, 2026, in the aggregate principal amount of up to
$5,000,000.

“Existing Convertible Note Liens” means the liens and security interests created by the Existing Convertible Note Security Agreement and related transaction documents securing the Existing Convertible Notes.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest.

“Senior Liens” means (i) the Existing Convertible Note Liens and (ii) any other Lien of a secured lender of the Company that is valid and perfected on the date of this Agreement and that is senior in priority to the security interest created by this Agreement.

“Obligations” means any and all indebtedness, liabilities, and obligations of every kind and nature of the Company to the Secured Party under or in connection with the Note, this Agreement, and any other documents executed in connection with the Note, including, without limitation, all principal, the Lender Return, interest (including default interest), premiums, fees, costs, expenses, indemnities, and all other amounts payable thereunder or in connection therewith, whether now existing or hereafter arising, absolute or contingent, due or to become due, and whether or not evidenced by any note or other instrument. “Obligations” does not include the Existing Convertible Notes or any other indebtedness except the Note and this Agreement.
“Permitted Liens” means (i) Liens for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings; (iii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other social security legislation; and (iv) Liens in favor of the Company’s other secured lenders, including the Existing Convertible Note Liens and other Senior Liens; (v) Liens securing the Existing Convertible Notes; (vi) the junior security interest created under this Agreement; and
(vii) replacements, extensions, and refinancings of the foregoing that do not increase the principal amount secured except by unpaid interest, fees, and reasonable costs.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Nevada (Nevada Revised Statutes Chapter 104, Article 9).

ARTICLE II
GRANT OF SECURITY INTEREST

Section 2.1 Grant. As collateral security for the prompt and complete payment and performance when due of all Obligations, the Company hereby pledges, assigns, transfers, hypothecates, and grants to the Secured Party a continuing junior security interest in and to all of the Company’s right, title, and interest in, to, and under the Collateral, whether now owned or hereafter acquired and wherever located, subject to Permitted Liens. The security interest granted hereby is junior in priority to the Senior Liens and is not a first-priority security interest.

Section 2.2 Continuing Security Interest. The security interest granted under this Agreement is a continuing security interest and shall remain in full force and effect until all Obligations have been paid in full and this Agreement has been terminated in accordance with its terms.
Section 2.3 Security Agreement. This Agreement shall constitute a security agreement within the meaning of the UCC.

Section 2.4 Same Collateral; Junior Only. This Agreement grants a junior security interest in the Collateral described on Exhibit A, which is the same class of personal-property collateral described in the Existing Convertible Note Security Agreement. This Agreement does not create a first-priority lien. The Secured Party shall not file any financing statement that claims a first-priority lien.

Section 2.5 Subordination to Other Secured Lenders. The lien created by this Agreement is and shall remain junior and subordinate in payment and lien priority to the Senior Liens. The Secured Party shall not contest the validity, priority, perfection, or enforcement of the Senior Liens. This Section is for the express benefit of the Company’s other secured lenders holding Senior Liens and may be relied on by them.

ARTICLE III OBLIGATIONS SECURED

Section 3.1 Obligations. The security interest granted under this Agreement secures the full, prompt, and complete payment and performance of all Obligations.
ARTICLE IV REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Secured Party as of the date hereof and as of the Funding Date under the Note as follows:

Section 4.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power and authority to own its properties and conduct its business as currently conducted.

Section 4.2 Authority and Enforceability. The Company has full corporate power and authority to enter into this Agreement, to grant the junior security interest contemplated hereby, and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 4.3 Ownership of Collateral. The Company is the legal and beneficial owner of the Collateral, free and clear of all Liens other than Permitted Liens.
Section 4.4 Junior Security Interest. The security interest granted hereby constitutes a present, valid, binding, and enforceable junior security interest in the Collateral, subject to Permitted Liens and junior to the Senior Liens. The Company does not represent that the Secured Party is receiving a first-priority lien.
Section 4.5 Name, Jurisdiction, and Location. The exact legal name of the Company is Stewards, Inc. The Company’s jurisdiction of organization is the State of Nevada. The chief executive office and principal place of business of the Company is located at 4300 N. University Drive, Suite D105, Lauderhill, Florida 33351.

Section 4.6 No Conflicts. The execution and delivery of this Agreement and the performance of the obligations hereunder do not and will not (a) conflict with or result in a breach of any provision of the Company’s Articles of Incorporation or Bylaws, (b) conflict with or result in a breach of any agreement, instrument, or obligation to which the Company is a party or by which the Company or the Collateral is bound, except that the Existing Convertible Notes, the Existing Convertible Note Security Agreement, and the other Senior Liens remain outstanding and senior to the security interest granted hereby, or (c) result in the creation of any Lien on the Collateral other than the junior security interest granted hereby and Permitted Liens. The Company represents that the Existing Convertible Note documents permit the junior lien created by this Agreement, or that the Company has obtained any consent required under those documents to grant that junior lien. The Company does not represent that the Secured Party is receiving a first-priority lien, parity with any Senior Lien, or a lien that is free of the Existing Convertible Note Liens.

Section 4.7 No Existing Financing Statements. No financing statement covering any of the Collateral is currently on file in any public office other than financing statements in favor of the Company’s other secured lenders, financing statements relating to Permitted Liens, and any junior financing statement that may be filed in connection with this Agreement.

Section 4.8 Solvency. After giving effect to the transactions contemplated by the Note and this Agreement, the Company is solvent and able to pay its debts as they become due.

ARTICLE V COVENANTS

The Company covenants and agrees that, until all Obligations have been paid in full and this Agreement has been terminated:
Section 5.1 Existence and Good Standing. The Company shall preserve and maintain its corporate existence, rights, franchises, and good standing in the State of Nevada and in each other jurisdiction in which the character of its properties or the nature of its business requires such qualification.

Section 5.2 Name and Location Changes. The Company shall not change its name, jurisdiction of organization, or the location of its chief executive office without providing the Secured Party with at least thirty (30) days’ prior written notice and taking all actions reasonably requested by the Secured Party to maintain the perfection and priority of the junior security interest granted hereby.
Section 5.3 Liens. The Company shall keep the Collateral free and clear of all Liens other than Permitted Liens. This covenant does not restrict Senior Liens or other Permitted Liens, and does not require the Company to give the Secured Party a first-priority lien.

Section 5.4 Insurance. The Company shall maintain insurance with respect to the Collateral against loss or damage by fire, theft, and other risks customarily insured against by companies similarly situated, in such amounts and with such insurers as are customary, and shall cause the Secured Party to be named as an additional loss payee, junior to any loss-payee already required by a Senior Lien, as its interests may appear.

Section 5.5 Disposition of Collateral. The Company shall not sell, assign, transfer, lease, or otherwise dispose of any material portion of the Collateral without the prior written consent of the Secured Party, except for (a) sales of Inventory in the ordinary course of business, (b) dispositions of obsolete or worn-out Equipment in the ordinary course of business, (c) sales, contributions, or transfers of assets in the ordinary course of the Company’s private-credit and financing business, including merchant-cash-advance and revenue-based financing originations, syndications, and settlements, and (d) dispositions required by the documents governing Senior Liens.

Section 5.6 Further Assurances. The Company shall, at its sole expense, promptly execute, acknowledge, deliver, file, register, and record such further documents, financing statements, instruments, and agreements, and take such further actions, as the Secured Party may reasonably request from time to time to perfect, protect, maintain, preserve, or enforce the junior security interest granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies under this Agreement, provided that the Company shall not be required to grant a first-priority lien or to obtain a control agreement except as provided in Section 6.2.

Section 5.7 Inspection Rights. The Company shall permit the Secured Party and its representatives, upon reasonable prior notice and during normal business hours, to visit and inspect the Collateral and the Company’s books and records relating to the Collateral, and to discuss the Company’s affairs relating to the Collateral with its officers, not more than once per calendar quarter unless an Event of Default is continuing.
Section 5.8 Notice of Claims. The Company shall promptly notify the Secured Party of any material claim, action, or proceeding affecting the Collateral or the security interest granted hereby.

ARTICLE VI
PERFECTION OF SECURITY INTEREST

Section 6.1 Authorization to File Financing Statements. The Company hereby authorizes the Secured Party (or its counsel) at any time and from time to time to file in any relevant jurisdiction any initial financing statements, amendments, continuations, terminations, and other documents under the UCC that describe the Collateral and contain any information required by the UCC for the sufficiency or filing-office acceptance of any financing statement, including the Company’s type of organization and organizational identification number (if any). Any financing statement shall describe the Collateral in the same manner as Exhibit A, or as “all personal property of the debtor; junior to existing secured lenders.” The financing statement shall not state that the lien is first-priority.
Section 6.2 Control. The Company is not required to deliver deposit-account, securities-account, or letter- of-credit control agreements unless an Event of Default has occurred and is continuing. After an Event of Default, the Company shall, upon written request of the Secured Party, use commercially reasonable efforts to obtain control agreements in form reasonably satisfactory to the Secured Party, subject to any senior control rights of the Company’s other secured lenders. Any such control shall be junior to those senior control rights.

Section 6.3 Cooperation. The Company shall cooperate fully with the Secured Party in perfecting, maintaining, and protecting the junior security interest and priority granted hereby.
ARTICLE VII EVENTS OF DEFAULT

Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default under this Agreement:
(a)Any Event of Default under the Note shall have occurred and be continuing;

(b)Any representation or warranty made or deemed made by the Company in this Agreement shall prove to have been false or misleading in any material respect when made or deemed made;

(c)The Company shall fail to perform or observe any covenant, condition, or agreement contained in this Agreement and such failure shall continue unremedied for a period of fifteen (15) days after the earlier of (i) written notice thereof from the Secured Party or (ii) the Company obtaining knowledge of such failure; or

(d)Any Lien other than a Permitted Lien shall attach to any material portion of the Collateral and shall not be released or discharged within thirty (30) days.

ARTICLE VIII REMEDIES

Section 8.1 Rights and Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, the Secured Party may, without notice or demand (except as required by applicable law or by Section 2.5):
(a)declare all or any portion of the Obligations immediately due and payable;

(b)exercise any and all rights and remedies available to a secured party under the UCC or other applicable law, subject to the senior rights of holders of Senior Liens;

(c)take possession of the Collateral without judicial process;
(d)require the Company to assemble the Collateral and make it available to the Secured Party at a place reasonably convenient to the parties;

(e)sell, lease, license, or otherwise dispose of any or all of the Collateral at public or private sale, with or without having the Collateral present at the place of sale; and

(f)collect, receive, and apply any monies, accounts, or other proceeds of the Collateral.

Section 8.2 Notice of Sale. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Secured Party shall give the Company at least ten (10) days’ prior written notice of the time and place of any public sale or of the time after which any private sale or other intended disposition of the Collateral is to be made. Such notice shall be deemed commercially reasonable.
Section 8.3 No Obligation to Marshal. The Secured Party shall have no obligation to marshal any assets in favor of the Company or against or in payment of any of the Obligations, except as required to respect the priority of Senior Liens and other Permitted Liens.

Section 8.4 Cumulative Remedies. The rights and remedies of the Secured Party under this Agreement are cumulative and may be exercised concurrently or separately.

Section 8.5 No Priming of Senior Liens. The Secured Party shall not take any action that would prime, invalidate, or impair any Senior Lien.
ARTICLE IX
APPLICATION OF PROCEEDS
Section 9.1 Application of Proceeds. All proceeds received by the Secured Party from the collection, sale, or other disposition of the Collateral shall be applied in the following order of priority:

(a)First, to amounts required to be paid to holders of Senior Liens;

(b)Second, to the reasonable costs and expenses of the Secured Party of every kind incurred in connection with the collection, sale, or disposition, including reasonable attorneys’ fees and legal expenses;

(c)Third, to the Obligations in the order provided in the Note, or if the Note is silent, first to enforcement costs, then to the Lender Return, then to other amounts due, then to Principal; and

(d)Fourth, any surplus remaining after the indefeasible payment in full of all Obligations shall be paid to the Company or as a court of competent jurisdiction may direct.
ARTICLE X FULL RECOURSE
The liability of the Company for the Obligations shall not be limited to the Collateral. The Company shall have full personal liability for the Obligations beyond the value of the Collateral. No officer, director, employee, or shareholder of the Company is a guarantor by reason of this Agreement.

ARTICLE XI
COSTS OF COLLECTION AND INDEMNIFICATION

Section 11.1 Costs of Collection. The Company agrees to pay on demand all reasonable documented out- of-pocket attorneys’ fees, costs, and expenses incurred by the Secured Party in connection with the collection, enforcement, protection, or preservation of this Agreement, the Note, or any of the Obligations, including any fees and expenses incurred in any bankruptcy, insolvency, receivership, or other court proceeding.
Section 11.2 Indemnification. The Company shall indemnify, defend, and hold harmless the Secured Party and its officers, directors, employees, agents, and counsel from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to this Agreement or the security interest granted hereby, except to the extent resulting from the gross negligence or willful misconduct of the Secured Party.
ARTICLE XII MISCELLANEOUS

Section 12.1 Notices. All notices, requests, demands, and other communications under this Agreement shall be given in writing and delivered personally, by nationally recognized overnight courier, or by email with confirmation of receipt, and are effective upon receipt, as follows:

If to the Company:
Stewards, Inc.
4300 N. University Drive, Suite D-105 Lauderhill, FL 33351
Attn: Katy Murless
Email: kmurless@stewards.com
If to the Secured Party:
Accretiv Investment Holdings Inc. Attn: Martin Freeman
Email: martin@accretiv.com

Section 12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of law principles. Each party consents to the exclusive jurisdiction and venue of the state and federal courts located in the State of Nevada.

Section 12.3 Waiver of Jury Trial. THE COMPANY AND THE SECURED PARTY HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.4 Amendments and Waivers. This Agreement may not be amended, modified, supplemented, or waived except by a written instrument signed by the Company and the Secured Party. No amendment may convert the junior lien created by this Agreement into a first-priority lien without the prior written consent of the holders of the Senior Liens.
Section 12.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Company may not assign its rights or obligations under this Agreement without the prior written consent of the Secured Party. The Secured Party may assign this Agreement only together with an assignment of the Note, and only to the extent that assignment is permitted by the Note. Any assignee takes subject to the junior priority of this Agreement and to Section 2.5.

Section 12.6 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.7 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures (including DocuSign or similar platforms) shall be deemed valid and binding for all purposes.

Section 12.8 Entire Agreement. This Agreement, together with the Note, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, except that this Agreement does not amend, replace, or prime the Existing Convertible Note Security Agreement or any other Senior Lien.
Section 12.9 Termination and Release. Upon the indefeasible payment in full of all Obligations, this Agreement shall automatically terminate, and the Secured Party shall, at the Company’s sole expense, promptly execute and deliver to the Company such documents and instruments as the Company may reasonably request to evidence the release of the security interest granted hereby, including UCC termination statements. Payment in full means payment of the outstanding Principal, the Lender Return, and any other amount then expressly payable under the Note and this Agreement.

Section 12.10 Survival. All representations, warranties, covenants, and agreements of the Company contained herein shall survive the execution and delivery of this Agreement and the funding of the Note.

Section 12.11 Junior Lien Only. The parties agree that this Agreement creates only a junior security interest behind the Company’s other secured lenders. If any provision of this Agreement is construed to grant or require a first-priority lien, that provision is reformed to grant or require only a junior lien, subject to the Senior Liens.

IN WITNESS WHEREOF, the parties have executed this Security Agreement as of the date first written above.

COMPANY:
STEWARDS, INC.
a Nevada corporation

By: /s/ Shaun Quin
Name: Shaun Quin
Title: Chief Executive Officer

SECURED PARTY:
ACCRETIV INVESTMENT HOLDINGS INC.
a Georgia corporation

By: /s/ Martin Freeman
Name: Martin Freeman
Title: CEO

SCHEDULE I

Secured Party

Name	Instrument	Principal	Priority	Notices
Accretiv Investment Holdings Inc.	Promissory Note dated September 2, 2026	$1,500,000.00	Junior to other secured lenders, including Existing Convertible Note Liens	Attn: Martin Freeman; martin@accretive.com; [ADDRESS]

EXHIBIT A COLLATERAL

The Collateral consists of all of the following property of Stewards, Inc., whether now owned or hereafter acquired, and wherever located:
(a)all Accounts;
(b)all Chattel Paper (whether tangible or electronic);
(c)all Commercial Tort Claims;
(d)all Deposit Accounts;
(e)all Documents;
(f)all Equipment;
(g)all Fixtures (to the extent Article 9 of the Uniform Commercial Code as enacted in the State of Nevada applies thereto);
(h)all General Intangibles (including all payment intangibles, software, intellectual property, licenses, and customer lists);
(i)all Goods;
(j)all Instruments;
(k)all Inventory;
(l)all Investment Property (including all securities, security entitlements, securities accounts, commodity contracts, and commodity accounts);
(m)all Letter-of-Credit Rights;
(n)all Supporting Obligations;
(o)all books, records, ledger cards, files, correspondence, computer programs, tapes, disks, and related data processing software that at any time evidence or contain information relating to any of the foregoing or are otherwise necessary or helpful in the collection thereof or realization thereon;
(p)all Proceeds and products of any and all of the foregoing (including insurance proceeds and condemnation proceeds); and
(q)all accessions to, substitutions for, and replacements of any of the foregoing.

The security interest in the Collateral is junior to the Senior Liens and is not first-priority.